                                                                    EXHIBIT 14.1


                     [LOGO -- THE OAKMARK FAMILY OF FUNDS]

                            ----------------------

                                 No-Load Funds
                                   Managed by
                             Harris Associates L.P.

                            ----------------------

                                   IRA PLAN

                            ----------------------

                            Two North LaSalle Street
                          Chicago, Illinois 60602-3790
                                 1-800-OAK-MARK
                                (1-800-625-6275)


                  [LOGO -- 100% NO-LOAD MUTUAL FUND COUNCIL]


                               TABLE OF CONTENTS
General Information About the IRA Plan.......................................1-8
Types of Retirement Accounts
  Regular IRA..................................................................1
  Spousal IRA..................................................................1
  SEP-IRA......................................................................2
Transfers, Rollovers and Direct Rollovers
  Transfers....................................................................2
  Rollovers....................................................................3
  Direct Rollovers.............................................................3
Telephone Exchange Plan........................................................4
Establishment of Different Funds...............................................5
Tax Benefits...................................................................5
When Can an Account be Opened?.................................................5
Do I Pay Tax on Dividends and Distributions?...................................5
When May I Make Withdrawals?...................................................6
What If I Make A Withdrawal Before Age 59-1/2?.................................6
Minimum Contribution...........................................................6
Automatic Investment Plan......................................................6
Custodian Fees.................................................................7
Additional Fees................................................................7
Disclosure Statement...........................................................8
IRA Custodial Agreement.......................................................22

                This booklet is authorized for distribution only
                   when preceded or accompanied by a current prospectus of The Oakmark Family of Funds.

                              GENERAL INFORMATION
                                   ABOUT THE
                             INDIVIDUAL RETIREMENT
                                 ACCOUNT PLAN
                        (Effective September 30, 1995)

REGULAR IRA

Who qualifies? You qualify in any year when you have earnings from employment or self-employment. You qualify even if you are also covered by a retirement program of your employer or a Keogh plan. However, if you and/or your spouse are active participants in such a plan, your deduction for your IRA contribu-tion may be reduced or eliminated depending on your income. See the Disclosure Statement, Section (2), "Deductible Contributions" and "Nondeductible Contri-butions."

You may contribute up to $2,000 or 100% of your earned income, whichever is less. Alimony and separate maintenance payments are treated as earned income for this purpose.

You may not contribute to your regular IRA for any year if you are over age 70-1/2 before the end of the year.

SPOUSAL IRA

If your spouse has no earned income (or elects to be treated as having no earned income) and you file a joint return, you may contribute up to the lesser of $2,250 or 100% of your earned income. The contribution may be di-vided between your IRA and your spouse's IRA in any way you decide, so long as the portion allocated to either one does not exceed $2,000. Your spouse's election is made by claiming a spousal IRA deduction on your tax return.

SEP-IRA

Your employer may set up a simplified employee pension plan (SEP) and contrib-ute to your IRA and the IRA of each other eligible employee up to $30,000 or 15% of compensation, whichever is less. The employer contribution must be based on a written formula, which cannot discriminate in favor of officers, shareholders or self-employed or highly compensated individuals.

If your employer chooses and certain conditions are satisfied, you can elect to have your salary reduced by no more than an amount specified by law and to have the reduction contributed to your SEP-IRA, too.

Although you may have a SEP-IRA, you can still have a Regular IRA, too.

TRANSFERS, ROLLOVERS AND DIRECT ROLLOVERS

The purpose of a Transfer, Rollover or a Direct Rollover is to provide retire-ment account portability. Assets may be moved from one retirement account to another. The assets will continue to defer taxation. Although Transfers, Rollovers and Direct Rollovers accomplish similar goals, their guidelines are different.

TRANSFERS

You may transfer funds from an existing IRA to an Oakmark IRA. The transfer must be direct from your existing IRA to an Oakmark IRA without you having physical receipt of the funds. To transfer:

1) Follow the procedure for opening an Oakmark IRA.

2) Complete the IRA Transfer Authorization Form to instruct your present custodian/trustee to transfer the assets of your present IRA to State Street Bank & Trust Company as successor custodian. Have the IRA Transfer Authoriza-tion Form signature guaranteed if required by your present custodian/trustee.

3) Send the completed IRA Transfer Authorization Form, along with a completed Oakmark IRA Application to State Street Bank & Trust Company.

4) State Street Bank & Trust Company and your present custodian/trustee will complete the details of transferring your funds to your Oakmark IRA.

ROLLOVERS

You may rollover your IRA, derived from your own yearly contributions, to an Oakmark IRA. To rollover:

1) Begin by requesting a distribution of all or any portion of your IRA from your current custodian/trustee. The distribution is issued in the name of the IRA owner.

2) Upon receipt, you may use the funds for up to 60 calendar days. Any inter-est, earnings or profit earned during the 60 day period may not be rolled over.

3) State Street Bank & Trust Company must be in receipt of a completed Oakmark IRA application and funds by the 60th day of the rollover.

4) You may only rollover one distribution per existing IRA within a 365 day period.

DIRECT ROLLOVER

You may directly rollover funds from your employers Qualified Retirement Plan
(QRP) to an Oakmark IRA. QRP's are required to withhold 20% of most distribu-tions to you for payment of income taxes, unless your plan balance is DIRECTLY ROLLED OVER to an IRA or another QRP.

You may under certain circumstances make a rollover again to the QRP of your new employer. If you want to have that right, your direct rollover IRA MUST be kept separate from any other IRA you may have.

A DIRECT ROLLOVER MAY BE PREFERABLE TO A ROLLOVER FOR MOVING YOUR QRP BALANCE TO AN OAKMARK IRA.

To directly rollover:

1) Follow the procedure for opening an Oakmark IRA.

2) Complete the QRP Direct Rollover Authorization Form to instruct your present custodian/trustee to directly rollover the assets of your QRP to State Street Bank & Trust Company as successor custodian. Have the QRP Direct Rollover Authorization Form signature guaranteed if required by your present custodian/trustee.

3) Send the completed QRP Direct Rollover Authorization Form, along with a com-pleted Oakmark IRA application to State Street Bank & Trust Company.

4) State Street Bank & Trust Company and your present custodian/trustee will complete the details of directly rolling over your funds to your Oakmark IRA.

TELEPHONE EXCHANGE PLAN

Contributions to your IRA are invested at your election in one of the Oakmark Funds or Oakmark Units of Goldman Sachs-Institutional Liquid Assets Government Portfolio (service units). You may exchange your investment among these funds. IF YOU DO NOT WANT THE ABILITY TO EXCHANGE BY TELEPHONE, INDICATE YOUR REFUSAL IN BOX 6 ON THE IRA APPLICATION. Reasonable procedures are used to confirm that instructions received by telephone are genuine, including requesting personal identification information that appears on your application and requiring per-mission to record the conversation. You will bear the risk of loss due to unau-thorized or fraudulent instructions regarding your account, although the Funds may have a risk of such loss if reasonable procedures were not used.

ESTABLISHMENT OF DIFFERENT FUNDS

Harris Associates Investment Trust, of which The Oakmark Funds are a series, may establish additional funds with different investment objectives in addi-tion to those funds. As new funds are created, it is anticipated that the ex-change plan will be extended to include them.

TAX BENEFITS

You may be able to deduct part or all of the yearly contributions to your IRA from your gross income, depending on whether you and/or your spouse are active participants in a retirement program of your employer or a Keogh plan, and de-pending on your income. See the Disclosure Statement, Section (2), "Deductible Contributions." You may claim such a deduction even if you do not itemize your deductions. The Oakmark IRA is in the form of IRS Form 5305-A, which is auto-matically deemed acceptable by the Internal Revenue Service. The approval by the IRS relates only to the form of the account and not to the merits of using the account as a retirement plan.

WHEN CAN AN ACCOUNT BE OPENED?

You can open your account and make a contribution for any year at any time up to the due date of your federal income tax return for that year (excluding ex-tensions). Rollovers and direct transfers from other IRAs or retirement plans can be made at any time during the year, so long as a rollover contribution is made within 60 days after the distribution from the other IRA or retirement plan is received by you. A distribution from a qualified plan may be subject to income tax withholding even if the distribution is rolled over to an IRA. See "Rollover IRA" and "Transfer From a Qualified Plan to an Oakmark IRA," above.

DO I PAY TAX ON DIVIDENDS AND DISTRIBUTIONS?

No, all dividends and distributions accumulate tax-free. Tax is paid when you (or your spouse, if a spousal account is elected) withdraw your retirement benefits. See the Dis-closure Statement, Section (5), "Income and Penalty Taxes."

WHEN MAY I MAKE WITHDRAWALS?

Withdrawals can start after age 59-1/2, and must start by April 1 after the end of the year in which you (or your spouse, in the case of a spousal ac-count) reach age 70-1/2. Withdrawals can be made in a lump sum or in install-ments. The Internal Revenue Code imposes complex limits on the length of time over which withdrawals from an IRA can be made. See the Disclosure Statement, Section (4), "Distributions from your IRA." Withdrawals are subject to tax as ordinary income, except for any portion rolled over to another IRA or consid-ered to be a return of nondeductible contributions. See Disclosure Statement, Section (5), "Income and Penalty Taxes."

WHAT IF I MAKE A WITHDRAWAL BEFORE AGE 59-1/2?

A withdrawal can be made without penalty before age 59-1/2 only in case of death or permanent disability, or in the case of certain periodic payments. Otherwise, a withdrawal before age 59-1/2 is a premature withdrawal and is subject to a penalty tax of 10% of the portion that is included in your in-come, in addition to the regular income tax. But neither the regular income tax nor the 10% penalty tax applies to any portion rolled over to another IRA or considered as a return of your nondeductible contributions.

MINIMUM CONTRIBUTION

The initial contribution must be at least $1,000 per Fund account and each subsequent contribution must be at least $100 per Fund account. However, you are not required to make a contribution every year.

AUTOMATIC INVESTMENT PLAN

The Oakmark Funds have an "Automatic Investment Plan" that permits you to buy shares of the

Funds automatically on a monthly basis through electronic funds transfer. Under such a plan the initial contribution to an IRA must be at least $1,000 per Fund account and each subsequent contribution must be at least $100 per Fund ac-count. The form for establishing such a plan may be obtained from the Trust.

CUSTODIAN FEES

Acceptance fee..................................................... $5.00
Annual maintenance fee............................................ $10.00
Disbursement fee.............................................. $10.00 for each disbursement other
                                                              than an automatic
                                                             installment payment
                                                                 of benefits.

Note: Each IRA account is subject to the above fees, including Spousal IRAs and each of multiple accounts for the same participant.

If you do not add the $5.00 acceptance fee to your initial contribution, it will be deducted from your account. The $10.00 annual maintenance fee will be deducted from your account, unless paid separately as billed each December.

ADDITIONAL FEES

Telephone Exchange into Oakmark Units of ILA Government...... $5.00 per exchange

                            ----------------------

The Oakmark Funds are a series of Harris Associates Investment Trust, which sponsors the Oakmark IRA Plan. The above brief outline of the Plan is not in-tended as a full explanation of the Individual Retirement Plan, but we hope that we have answered some of the questions that occur to you.

                        WE URGE YOU TO READ THE ENCLOSED
                              MATERIAL THOROUGHLY.

                                 OAKMARK FUNDS
                    INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

                             DISCLOSURE STATEMENT
                             (SEPTEMBER 30, 1995)

  We are required to give you this Disclosure Statement for the purpose of as-suring that you are informed and understand the nature of an Individual Re-tirement Account ("IRA"). This disclosure statement explains the rules gov-erning IRAs.

  Your Right to Revoke this IRA. You may revoke this IRA at any time within seven days after the later of the date you received this Disclosure Statement or the day you established this IRA. For purposes of revocation, it will be assumed that you received the Disclosure Statement no later than the date of your check or transfer direction with which you opened your IRA. To revoke the IRA, you must either mail or deliver a notice of revocation to the following address:

                       State Street Bank & Trust Company
                       Attention: Oakmark Funds
                       P.O. Box 8510
                       Boston, MA 02266-8510

  If a notice of revocation is mailed, it will be deemed mailed on the date of the postmark (or if sent by certified or registered mail, the date of certifi-cation or registration) if it is deposited in the mail in the United States, first class postage prepaid and properly addressed. If you revoke your IRA, you are entitled to a return of the entire amount contributed.

  (1) TYPES OF IRAS; ELIGIBILITY

  In General. There are several types of IRAs. For example, there is a "Regu-lar IRA" to which you may make contributions for yourself. There is also a "Spousal IRA" which you may be able to set up for your spouse. There is also a "Rollover IRA" which you can set up to receive assets from a qualified plan, annuity or another IRA. Finally, there is a SEP-IRA (which is also known as a Simplified Employee Pension Plan) which your employer can establish for you. Following is a general description of the rules which apply to each of these types of IRAs and who is eligible to establish them.

  (a) REGULAR IRA. You may contribute up to the lesser of $2,000 or 100% of your compensation if you have not reached age 70-1/2 during the taxable year. You may make this contribution even if you or your spouse in an active partic-ipant in a qualified employer plan. However, as explained below, the amount of the contribution which you may deduct may be limited. Compensation includes wages, salary, commissions, bonuses, tips, etc., but does not include income from interest, dividends or other earnings or profits from property, or amounts not includible in your gross income.

  (b) SPOUSAL IRA. You may contribute to your IRA and an IRA for your non-working spouse if: (1) you have received compensation during the taxable year and (2) you file a joint income tax return for the year with your spouse. Un-der such an arrangement, you may qualify for a total deduction equal to the lesser of $2,250 or 100% of your compensation for the taxable year. You can determine how to divide the contribution between the two accounts but you can-not contribute more than $2,000 annually into either one. While you cannot contribute to your IRA in the taxable year in which you reach 70-1/2, you can still contribute to your spouse's IRA if he or she has not reached 70-1/2. A Spousal IRA does not involve the creation of a joint account. The account of each spouse is separately owned and treated independently from the account of the other spouse.

  A "non-working spouse" is one who had no earned income for the year, or elects to be treated as having no earned income for this purpose. Your spouse's election is made by claiming a spousal IRA deduction on your tax return.

  (c) ROLLOVER IRAs. All or a portion of certain distributions from qualified retirement plans, annuities and other IRAs may be "rolled over" tax-free within 60 days after receipt of the distribution without regard to the limits on deductible contributions, but no deduction is allowed with respect to such a contribution. The amount rolled over cannot exceed the fair market value of all property received, reduced by employee contributions (except voluntary de-ductible employee contributions made pursuant to a qualified plan). If you make a rollover from a qualified employer plan to an IRA, you may in turn, un-der certain circumstances make a rollover from the IRA into the qualified pen-sion or profit-sharing plan, qualified annuity plan, or tax-sheltered annuity or custodial account of a subsequent employer. To preserve that right, howev-er, you must keep the rollover IRA separate from any other IRA you may have, since you cannot make a rollover to an em-ployer plan from an IRA to which you have made yearly contributions. You can also transfer assets you hold in one IRA to another IRA by directing the cur-rent trustee or custodian to transfer those assets directly to the new IRA. You may also direct the trustee or custodian of any qualified retirement plan to transfer a distribution from the plan directly to an IRA. You can direct such a so-called "trustee-to-trustee transfer" at any time. However, you may make a rollover of the same assets from one IRA to another IRA only once dur-ing a one-year period. A decision to make a rollover from a qualified plan, as signified by checking the rollover box on the Application, is irrevocable.

  Rollover amounts you receive may not be deposited in your spouse's IRA, but if you should die while still a participant in a qualified plan, in certain cases your spouse may be allowed to make a tax-free rollover to an IRA of all or any part of the assets distributed from the qualified plan, excluding any contributions (other than voluntary deductible employee contributions) made by you to such plan. The amount of the death payout rolled over by a spouse into an IRA may not subsequently be rolled over into another employer's qualified plan or annuity.

  The Unemployment Compensation Amendments Act of 1992 (the "1992 Act") made several changes to the tax treatment of rollovers and direct transfers from qualified retirement plans, effective January 1, 1993.

  First, the 1992 Act expanded the types of distributions that can be rolled over into an IRA. Under prior law, only certain types of total and partial distributions could be rolled over. Under the new law, any distribution from a plan can be rolled over unless it is either (1) one of a series of substan-tially equal periodic payments (such as an annuity), or (2) a minimum distri-bution required to be made after you reach the age of 70-1/2.

  Second, if a distribution from a plan can be rolled over to an IRA, the plan is required by law to transfer the distribution directly to an IRA, or another employer's plan, if you so direct.

  Finally, if you do not direct the distribution to be transferred directly to an IRA or another plan, the plan making the distribution will be required to withhold 20% of the distribution for the payment of income taxes.

  Strict requirements must be met to qualify for tax-free rollover treatment. You should consult your personal tax advisor in connection with rollovers to and from your IRA.

  (d) SIMPLIFIED EMPLOYEE PENSION PLAN (SEP)-IRA. An employer may adopt a SEP-IRA and contribute to your SEP-IRA even if you are covered by another retire-ment plan. The Code permits an employer to contribute to your SEP-IRA up to 15% of your compensation (computed without regard to the contribution) or $30,000 (or such other amount as may be prescribed by the Secretary of the Treasury), whichever is less. The contributions are deductible by the employer and are generally not includible in your income until you receive distribu-tions. Employer contributions must be made under a written allocation formula which cannot discriminate in favor of so-called "highly compensated employees" (as defined in the Code). Employer contributions are considered discriminatory unless they bear a uniform relationship to the first $200,000 of each partici-pant's compensation.

  An employer must cover each employee who has attained age 21 and has per-formed service for the employer during at least three of the immediately pre-ceding five calendar years, but employees who earn less than $300 in the year in question, employees covered by certain collective bargaining agreements and certain nonresident aliens may be excluded. "Leased employees" (i.e. those in-dividuals who are not the employer's employees, who are hired through a "leas-ing organization" and who provide services of a nature normally performed by employees in the employer's business on a substantially full-time basis for more than a year) must be treated as regular employees for the purposes of making SEP-IRA contributions, unless the leasing organization provides pre-scribed minimum pension benefits to the leased employees. Any SEP-IRA contri-bution made by the leasing organization attributable to services performed for the employer may be used to reduce the employer's contribution to a leased em-ployee's SEP-IRA.

  Generally, if the employer does not maintain an integrated plan at any time during the taxable year, Old Age and Survivor Disability Insurance contribu-tions ("OASDI") may be taken into account as contributions by the employer to the employee's SEP-IRA but only if such OASDI contributions are taken into ac-count with respect to each employee maintaining a SEP-IRA. If the SEP-IRA is part of a top-heavy plan as defined in the Code, the employer must make a min-imum contribution to each non-key employee's SEP-IRA for each year that the plan is top-heavy. Generally, a plan is top-heavy if the aggregate of the accounts of key employees as defined in Code Section 416 (i.e., certain officers, owners and highly compensated individuals) exceeds 60% of the aggregate of the accounts of all employees. If the employer main-tains more than one plan, such plans may, or under certain circumstances must, be aggregated for purposes of determining whether the SEP-IRA is top-heavy. Generally, the minimum contribution required to be made to the SEP-IRA of each non-key employee in a top-heavy year is 3% of the employee's compensation.

  If your employer chooses and if certain conditions are satisfied, you can elect to have your salary reduced by up to $7,000 (or such higher amount as is specified from time to time by the Secretary of the Treasury) and to contrib-ute the reduction to your SEP-IRA. If you reduce your salary under a salary reduction agreement, your salary subject to federal income tax is reduced. Salary reduction is permitted for a year only if your employer does not have more than 25 employees at any time during the preceding year, all employees who participate in the Plan are eligible for salary reduction and at least one-half of the employees (including those not eligible for a SEP-IRA) choose to make salary reduction contributions which may be made by highly compensated individuals. There are also other rules which apply to salary reduction con-tributions.

  The rules governing integrated and salary reduction SEP-IRAs are complex. We suggest that you discuss them with your tax advisor.

  You may contribute to a Regular IRA even if you participate in a SEP-IRA. Except as otherwise noted, your SEP-IRA generally is subject to the rules gov-erning a Regular IRA. Your rights to withdraw amounts held in a SEP-IRA cannot be restricted by your employer.

                               (2) CONTRIBUTIONS

  In General. As explained in this part, the amount of your IRA contributions which you can deduct is subject to limits. All contributions and transfers to your Oakmark IRA must be in cash, except that a rollover contribution may be made in either cash or in shares of one of The Oakmark Funds. Contributions to your Regular IRA or Spousal IRA may be made up to the due date for filing your tax return for the taxable year (excluding extensions thereof) even if you file before the due date. In making contributions, you must indicate the tax year to which the contribution applies. If no tax year is designated, the custodian will as-sume that the contribution is intended to apply to the calendar year in which it is received. The time limit for designating the applicable tax year is April 15.

  Contributions made by an employer to your SEP-IRA for a calendar year may be made no later than the due date of your employer's tax return (including ex-tensions). In making a SEP-IRA contribution, the tax year to which the contri-bution relates must also be specified or it will be deemed to relate to the calendar year in which it is received. In a SEP-IRA, this designation of the tax year of a contribution must be made by the due date for contributions de-scribed above.

  Deductible Contributions. If you are single and are not an "active partici-pant" in a retirement plan maintained by your employer, you can deduct the full amount of your IRA contribution up to the lesser of $2,000 or 100% of your compensation for the year. If you are married, you can deduct the full amount of your IRA contribution so long as neither you nor your spouse is an "active participant" in a retirement plan maintained by your respective employers. These plans include qualified pen-sion, profit-sharing, stock bonus or money purchase plans, 401(k) plans, SEP-IRAs, qualified annuity plans, tax-sheltered annuities and custodial accounts and deferred compensation plans of governmental agencies. In general, you are considered to be an active participant in a plan if an employer contribution or forfeiture was credited to your account during the year in the case of a defined contribution plan or, in the case of a defined benefit plan, you are eligible to participate even if you choose not to. You are considered to be an active participant in a plan if you make a contribution to the plan during a year even if your employer does not. For active participation, it does not matter whether any interest you have in a plan is vested or unvested.

 If you or your spouse is an active participant in a plan, the amount of the deduction you can claim for an IRA contribution is reduced or totally denied depending upon the amount by which your adjusted gross income for the year ex-ceeds the "applicable dollar amount." The applicable dollar amount is $25,000 for single people and $40,000 for married individuals filing a joint tax re-turn. If you are married but are filing separate tax returns, your applicable dollar amount is $0.

  If your adjusted gross income exceeds your applicable dollar amount by more than $10,000, you may not deduct any portion of your IRA contribution. Howev-er, if it is between $0 and $10,000 more than your applicable dollar amount, you can claim a tax deduction for your contribution. To determine the amount of the deduction, follow these steps. First, determine the amount of the con-tribution you can make. If, for example, you have compensation in excess of $2,000 you could make a $2,000 contribution to your Regular IRA. Next, sub-tract the applicable dollar amount from your adjusted gross income. If you are single and your adjusted gross income is $30,000, the difference would be $5,000. Next, divide this difference by $10,000. In the example $5,000/$10,000 equals 1/2. Accordingly, you may deduct 1/2 of your contribution. If the de-duction limitation is not a multiple of $10, round the deduction to the next $10. If your adjusted gross income does not exceed $35,000 and you are single or $50,000 and you are married, you can deduct $200 regardless of how the com-putation comes out.

  Married persons who file separate returns are treated as unmarried for pur-poses of these rules if they did not live together at any time during the year.

  Nondeductible Contributions. Even though you may not be entitled to claim a deduction for contributions to your IRA, you are still allowed to make the contributions to the extent described in "Types of IRAs" above. To the extent that the amount of your contribution exceeds the deduction limit, it is con-sidered a nondeductible contribution. Earnings on these contributions are not taxed until distributed, just like the earnings on deductible contributions. It may therefore be worthwhile making nondeductible contributions.

  You are required to report the amount of your nondeductible contributions on Form 8606 and attach it to your income tax return. If you overstate this amount, you may be liable for a tax penalty of $100 per overstatement.

                  (3) INVESTMENT AND HOLDING OF CONTRIBUTIONS

  Contributions to your IRA, and the earnings thereon, are invested at your election either in shares of one of The Oakmark Funds or in Oakmark Units of Goldman Sachs - Institutional Liquid Assets Government Portfolio (service units).

  Oakmark Units are available in a telephone exchange plan through which you may exchange investments among The Oakmark Funds and Oakmark Units. IF YOU DO NOT WANT THE ABILITY TO EXCHANGE BY TELEPHONE, INDICATE YOUR REFUSAL IN BOX 6 ON THE IRA APPLICATION. Reasonable procedures are used to confirm that instruc-tions received by telephone are genuine, including requesting personal identi-fication information that appears on your application and requiring permission to record the conversation. You will bear the risk of loss due to unauthorized or fraudulent instructions regarding your account, although the Funds may have a risk of such loss if reasonable procedures were not used. A prospectus for Exchange Fund may be requested, and an exchange may be made, by telephoning State Street Bank and Trust Company.

  The assets in your account are held in a custodial account exclusively for your benefit and the benefit of such beneficiaries as you may designate in writing delivered to the Custodian. The balance in your IRA represents a sepa-rate account which is clearly identified as your property and generally may not be combined for investment with the property of another individual. Your right to the entire balance in your account is nonforfeitable. No part of the assets of your account may be invested in life insurance contracts or in collectibles such as works of art, antiques, coins, stamps, etc.

                        (4) DISTRIBUTIONS FROM YOUR IRA

  Distributions During Your Life. The law permits distributions to be made from an IRA at any time after you attain age 59-1/2 without penalty, and requires that distributions commence no later than April 1 following the calendar year in which you attain age 70-1/2. Distributions may be in the form of a single payment or, in accordance with regulations, in substantially equal monthly, quarterly or annual payments over your life or the joint lives of you and your designated beneficiary, or over a certain period not extending beyond your life expectancy or the joint and last survivor life expectancy of you and your des-ignated beneficiary. However, if your beneficiary is not your spouse, the law imposes an additional requirement called the minimum distribution incidental benefit requirement. In general, this requirement puts a further limit on the maximum payout period. This further limit is based on a table in the income tax regulations, and if this limit applies to you, you should consult your tax ad-visor to determine your minimum distribution.

  If you direct distributions over your life or the joint lives of you and your designated beneficiary, the Custodian will purchase an immediate annuity contract from an insurance company you choose with your IRA and your payments will be made under the annuity. You must provide a completed annuity applica-tion from the insurance company of your choosing.

  Any distribution instruction must specify the reason for the distribution. Examples of such reasons are: premature distributions (i.e. distributions be-fore age 59-1/2), rollovers, disability, death, normal (age 59-1/2 or over), excess contribution returns and other.

  Distributions After Your Death. If you die after distributions have begun to you, the balance of your IRA must be distributed to your designated benefi-ciary at least as rapidly as under the method of distribution in effect before your death.

  If you die before the distribution of your interest has begun, the entire balance of your account must be distributed by December 31 of the year in which the 5th anniversary of your death occurs. However, distribution need not be made within this 5-year period if your beneficiary receives payments over a period measured by his or her life or the life expectancy beginning no later than December 31 of the year following the year in which you die. If the bene-ficiary is your spouse, those installmant payments don't have to begin until the later of December 31 of the year following the year in which you die or December 31 of the year in which you would have reached age 70-1/2. In addi-tion, a distribution need not be made within 5 years of your death if your spouse is your beneficiary and he or she elects to treat the entire interest in the IRA (or the remaining part of such interest if distribution has already begun) as his or her own IRA subject to the regular IRA distribution require-ments. In such a case, your spouse will be considered to be the covered indi-vidual under the IRA. If you die before the entire IRA has been distributed to you and your spouse is not your beneficiary, no additional cash contributions or rollover contributions may be accepted by the IRA.

  If distributions are made from your IRA to your surviving spouse (or to a trust of which your surviving spouse is the income beneficiary), the amount which your surviving spouse or the trust is entitled to receive in each year must be at least equal to the income of your IRA (or of the portion of your IRA which benefits your surviving spouse or the trust) for that year.

                         (5) INCOME AND PENALTY TAXES

  Income Tax Treatment. Income tax on deductible IRA contributions and earn-ings on both deductible and nondeductible IRA contributions is generally de-ferred until you receive distributions. If you have made both deductible and nondeductible contributions to IRAs you maintain, a portion of each distribu-tion you receive from any IRA (whether or not it is the one to which you made nondeductible contributions) will be considered to be a return of nondeduct-ible contributions and therefore not included in your income for tax purposes. The balance of each distribution will be taxed as ordinary income regardless of its original source. The amount of any distribution which is considered to be a return of nondeductible contributions (as therefore not taxed) is deter-mined by multiplying the amount of the distribution by a fraction. The numera-tor of the fraction is the aggregate amount of nondeductible contributions you have made to all of your IRAs over the years and the denominator is the bal-ance in all your IRAs at the end of the year (after adding back any distribu-tions you received during the year). The aggregate amount which can be ex-cluded from income for all years cannot exceed the amount of nondeductible contributions that you made in those years.

  Taxable distributions from your account are taxed as ordinary income regard-less of their original source. They are not eligible for special tax treatment that may apply to lump sum distributions from qualified employer plans. A dis-tribution from your account after you attain age 65 is eligible for the re-tirement income credit.

  Penalty Tax for Premature Distributions. Your IRA is intended to provide in-come for you upon retirement. Accordingly, the law generally imposes a penalty on premature distributions. If you receive a taxable distribution from the IRA before reaching age 59-1/2, a nondeductible 10% penalty will be imposed on the portion of the distribution which is included in your gross income. This pen-alty is in addition to any income tax you must pay on the distribution itself. The penalty does not apply to the extent that the distribution is considered a return of nondeductible contributions or a return of an excess contribution which is permitted tax-free (see below). The penalty also will not apply if the distribution is made due to your permanent disability or death or if the distribution is one of a series of substantially equal periodic payments made over your life (or life expectancy) or over the joint lives (or life expectan-cies) of you and your beneficia-ry. Further, the penalty does not apply in the case of a qualifying rollover distribution.

  Penalty Tax for Excess Contributions. Contributions to an IRA above the per-missible limits are nondeductible and are subject to an annual nondeductible excise tax of 6% of the amount of such excess contributions for each year that the excess is not withdrawn or eliminated. The tax is paid by the person to whom a deduction is allowed or in the case of a Rollover IRA, by the person for whose benefit it is established. If the person who contributed the excess takes no deduction for it and withdraws the excess amount plus the net earn-ings attributable to such excess on or before the due date (including exten-sions) for filing the Federal income tax return for the year for which the contribution was made, the 6% excise tax will not be applied but the 10% tax on premature distributions will be applied to the amount of net earnings. Gen-erally, if the excess is withdrawn after the due date (including extensions) for filing the tax return for the year for which the contribution was made, not only will the excess contribution be subject to the 6% excise tax, but the amount of such excess and the net income attributable to it will also be in-cludible in income; and if you have not attained the age of 59-1/2, or are not disabled you will also be subject to the previously mentioned 10% penalty tax on premature distributions. The law provides, however, that if an individual has made a contribution to an IRA for a year which does not exceed $2,250 (ex-cluding rollover amounts), all or part of which is an excess contribution for which he did not claim a deduction, and he does not correct the excess contri-bution before the due date (including extensions) for filing his tax return for the year, he nevertheless may withdraw the excess amount contributed (without the net income attributable thereto) at any time without incurring the 10% penalty tax on premature distributions or being required to include the amount withdrawn in income. The 6% excise tax will be imposed even in this special situation for the year of the excess contribution and each subsequent year until the excess is withdrawn or eliminated.

  The rules discussed above generally apply to SEP-IRAs as well. The law also allows you to withdraw tax-free and without penalty an excess contribution, regardless of the amount, made with respect to a rollover contribution (in-cluding an attempted rollover contribution), if the excess contribution oc-curred because you reasonably relied on erroneous information required to be supplied by the plan, trust or institution making the distribution that was the subject of the rollover.

  As an alternative to withdrawing excess contributions made to an IRA, such amounts may be eliminated by making reduced contributions; however, you will be required to pay the 6% excise tax on the amount of the excess for the year of the contribution and for each subsequent year until the amount of the ex-cess is deducted in a later year for which you have not contributed the maxi-mum deductible amount. If a contribution is made to your account in an amount less than the permissible limit in order to correct an excess contribution for a previous year for which you did not claim a deduction, you may under certain circumstances, taking into account the limits on contributions, be allowed to treat the amount of the reduction in the current year's contribution as an ad-ditional contribution for the current taxable year.

  Penalty Tax for Under-Distribution. If after April 1, following the year in which you attain age 70-1/2, the amount distributed is less than the minimum amount required by law to be distributed, a 50% excise tax may be imposed on any such deficiency. The minimum amount required by law to be distributed is generally based on your life expectancy or the joint and survivor life expec-tancy of you and your beneficiary. However, if your beneficiary is not your spouse, the law imposes an additional requirement which is called the minimum distribution incidental benefit requirement. In general, this requirement is designed to prevent you from naming a beneficiary who is much younger than yourself in order to extend your payout period. You should consult your tax advisor to determine your maximum distribution.

  The Internal Revenue Service may waive the penalty tax for under-distribu-tion if the deficiency was due to reasonable error and reasonable steps are being taken to correct the deficiency.

  Penalty Tax for Excess Distributions. A 15% penalty tax is imposed on annual distributions from retirement arrangements (including IRAs) to the extent that such distributions in a year are considered "excess distributions." A distri-bution is an "excess distribution" if it exceeds $150,000 (or such higher amount as may be specified by the IRS) during any calendar year. This $150,000 amount will be $112,500 (adjusted for cost-of-living increases) if you elect to have your distribution governed under certain tax rules. You should discuss how this rule applies to you and how you make this election with your tax ad-visor.

  Prohibited Transactions and Pledging Account Assets. If during any taxable year you engage in a so-called "prohib-ited transaction" with respect to your IRA, the account will lose its tax-ex-empt status. In this event, the fair market value of all account assets, val-ued as of the first day of such taxable year, will be deemed distributed to you and includible in your gross income. These prohibited transactions would include borrowing money from your account. If you pledge your account or any portion thereof as security for a loan, such pledged portion will be deemed distributed to you and, to the extent that it does not represent a return of nondeductible contributions, includible in your gross income. If you have not yet attained age 59-1/2, an additional tax equal to 10% of the amount pledged will be imposed on such funds includible in gross income. If your spouse en-gages in a prohibited transaction with respect to his or her account, the re-sults will be the same.

                               (6) MISCELLANEOUS

  Federal Income Tax Withholding. Distributions from an IRA to the covered in-dividual or to a beneficiary are subject to Federal income tax withholding un-less the covered individual or beneficiary elects to have no withholding ap-ply. The current withholding rate required by the Internal Revenue Code is 10%. Additional information concerning withholding and election forms will be available no later than at the time a distribution is requested.

  Federal Estate and Gift Taxes. Generally, your IRA will be included in your estate for Federal estate tax purposes. If your spouse is your beneficiary, your IRA may qualify for a deduction for purposes of that tax. An election un-der an IRA to have a distribution payable to a beneficiary on the death of the covered individual will not be treated as a gift subject to Federal gift tax.

  Reports to the Internal Revenue Service. You are not required to file Form 5329 with the IRS unless you owe one of the IRA penalty taxes. These are the taxes on excess contributions, premature distributions, prohibited transac-tions and under distributions after age 70-1/2.

  Financial Information. The growth in value of the mutual fund shares held in your account can neither be guaranteed nor projected.

  Plan Sponsor. Harris Associates Investment Trust is the sponsor of the Oakmark IRA and performs most of the ministerial functions in connection with the maintenance of the accounts established under the Oakmark IRA.

  Custodian Fees. State Street Bank and Trust Company as the Custodian of your IRA currently charges an acceptance fee of $5.00 per IRA application, and an annual maintenance fee of $10.00 per account, per fund in which you have an investment. An additional $10.00 fee is charged for each disbursement, other than an automatic installment payout. Note that Spousal IRAs require separate accounts. Each spouse's account is subject to the above fees.

  If you do not add the $5.00 acceptance fee to your initial contribution, it will be deducted from your account. The $10.00 annual maintenance fee will be deducted from your account, unless paid separately as billed in December.

  The Custodian may change any of the above fees from time to time.

  IRS Approval Status. The Oakmark IRA is in the form of IRS Form 5305-A, which is automatically deemed acceptable by the IRS as to form. The approval by the IRS relates only to the form of the account and not to the merits of using the account as a retirement plan.

                                                                    FORM 5305-A
                                                           (REV. OCTOBER, 1992)
                                                     DEPARTMENT OF THE TREASURY
                                                       INTERNAL REVENUE SERVICE

                                 OAKMARK FUNDS
                             INDIVIDUAL RETIREMENT
                               CUSTODIAL ACCOUNT
                     (UNDER SECTION 408(a) OF THE INTERNAL
                                 REVENUE CODE)
                             (SEPTEMBER 30, 1995)

                                   ARTICLE I

  The Custodian may accept additional cash contributions on behalf of the De-positor for a tax year of the Depositor. The total cash contributions are lim-ited to $2,000 for the tax year unless the contribution is a rollover contri-bution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993, include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contri-
bution to a simplified employee pension plan as described in section 408(k).

                                  ARTICLE II

  The Depositor's interest in the balance in the custodial account is nonfor-feitable.

                                  ARTICLE III

  1. No part of the custodial funds may be invested in life insurance con-tracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

  2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins issued under the laws of any state.

                                  ARTICLE IV

  1. Notwithstanding any provision of this agreement to the contrary, the dis-tribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the in-cidental death benefit provisions of Proposed Regulations section 1.401(a)(9)- 2, the provisions of which are incorporated by reference.

  2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recal-culated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expec-tancy of a nonspouse beneficiary may not be recalculated.

  3. The Depositors' entire interest in the custodial account must be, or be-gin to be, distributed by the Depositor's required beginning date, (April 1 following the calendar year end in which the Depositor reaches age 70-1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodian account distributed in:

  (a) A single sum payment.

  (b) An annuity contract that provides equal or substantially equal month-ly, quarterly, or annual payments over the life of the Depositor.

  (c) An annuity contract that provides equal or substantially equal month-ly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

  (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

  (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

  4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

  (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

  (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the De-positor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

         (i) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

        (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the benefi-ciary is the Depositor's surviving spouse, then this distri-bution is not required to begin before December 31 of the year in which the Depository would have turned age 70-1/2.

  (c) Except where distribution in the form of an annuity meeting the re-quirements of section 408(b)(3) and its related regulations has irrev-ocably commenced, distributions are treated as having begun on the De-positor's required beginning date, even though payments may actually have been made before that date.

  (d) If the Depositor dies before his or her entire interest has been dis-tributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be ac-cepted in the account.

  5. In the case of a distribution over life expectancy in equal or substan-tially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire Interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expec-tancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distribu-tions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70-1/2. In the case of a distribution in accordance with para-graph (4)(b)(ii), determine life expectancy using the attained age of the des-ignated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

  6. The owner of two or more individual retirement accounts may use the "al-ternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an in-dividual to satisfy these requirements by taking from one individual retire-ment account the amount required to satisfy the requirement for another.

                                   ARTICLE V

  1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports under section 408(i) and Regulations section 1.408-5 and 1.408-6.

  2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

                                  ARTICLE VI

  Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and re-lated regulations will be invalid.

                                  ARTICLE VII

  This agreement will be amended from time to time to comply with the provi-sions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                                 ARTICLE VIII

  1. Definitions.

  "Investment Company" shall mean an investment company as defined in Internal Revenue Code Section 851(a), shares of which Harris Associates Investment Trust has agreed to offer for investment under this Account. "Investment Com-pany Shares" or "Shares" shall mean shares of beneficial interest or capital stock of the Investment Company.

  2. Investment of Account Assets.

  (a) Each contribution forwarded by the Depositor to the Custodian shall identify the Depositor's account number and be accompanied by a state-ment signed by the Depositor identifying the Investment Company Shares in which that contribution is to be invested. The Custodian may return to the Depositor, without liability for interest thereon, any contri-butions which are not accompanied by adequate account identification or an appropriate signed statement directing investment of those con-tributions.

  (b) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner in which such shares are then being publicly offered by the Investment Company. All distribu-tions received on Investment Company Shares held in the Custodial ac-count shall be reinvested in like Shares and credited to such Account. If any distribution of Investment Company Shares may be received at the election of the shareholder in additional like Shares or in cash or other property, the Custodian shall elect to receive such distribu-tion in additional like Investment Company Shares.

  (c) All Investment Company Shares acquired by the Custodian shall be reg-istered in the name of the Custodian or its registered nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the Custodial Account and the Custodian shall not vote any of such shares, except upon written direction of the Depositor. The Custodian agrees to forward to every Depositor a then current Pro-spectus, reports, notices, proxies and related proxy soliciting mate-rials applicable to Investment Company Shares received by the Custodi-an.

  (d) The Depositor may at any time, by a manually signed direction deliv-ered to the Custodian, redeem any number of Investment Company Shares held for his account and reinvest the proceeds in the Shares of any other Investment Company. Telephone redemptions and reinvestments shall be done at the price and in the manner in which such Shares are then being redeemed or offered by the respective Investment Companies.

  (e) Neither the Custodian nor any other party providing services to the custodial account will have any responsibility for rendering advice with respect to the investment and reinvestment of the Depositor's custodial account, nor shall such parties be liable for any loss or diminution in value which results from the Depositor's exercise of in-vestment control over his custodial account. Depositor shall have and exercise exclusive responsibility for and control over the investment of the assets of his custodial account, and neither Custodian nor any other such party shall have any duty to question his directions in that regard or to advise him regarding the purchase, retention or sale of shares of one or more Funds for the custodial account.

  3. Amendment and Termination.

  (a) Harris Associates Investment Trust may amend the Custodial Account in whole or in part (including retroactive amendments) by delivering to the Depositor written notice of such amendment setting forth the sub-stance and effective date of the amendment. The Depositor shall be deemed to have consented to any such amendments not objected to in writing by the Depositor within thirty (30) days of receipt of the no-tice, provided that no amendment shall cause or permit any part of the assets of the Custodial Account to be diverted to purposes other than for the exclusive benefit of the Depositor or his beneficiaries, nor shall any amendment be made except in accordance with the applicable law and regulations affecting this Custodial Account.

  (b) The Depositor may at any time terminate the Custodial Account by de-livering to the Custodian a written notice of such termination setting forth the effective date thereof, together with any required withhold-ing information.

  (c) The Custodial Account created by this Agreement shall automatically terminate upon distribution to the Depositor or the beneficiary desig-nated under Paragraph 6 of Article VIII hereof of the entire balance in the Custodial Account.

  (d) The Custodian may be removed by the Depositor at any time upon thirty
      (30) days written notice to
      the Custodian. The Custodian may elect to terminate the Custodial Ac-count upon thirty (30) days written notice to the Depositor.

  4. Taxes and Custodial Fees. Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the assets of the Custodial Account, or the income arising therefrom, any transfer taxes in-curred, all administrative expenses incurred by the Custodian in the perfor-mance of his duties, including fees for legal services rendered to the Custodi-an, and the Custodian's compensation, shall be paid from the Custodial Account. Unusual administrative responsibilities not contemplated by the fee schedule will result in such additional charges as will reasonably compensate the Custo-dian for the services performed.

  The custodian fee listed in the fee schedule will be deducted by the Custo-dian from the initial contribution received from the Depositor unless such fee is transmitted with the initial contribution. Any fees due and unpaid by Decem-ber 15 of each year will be deducted from the Account and enough Investment Company shares will be redeemed to cover the fees. Fees as listed on the fee schedule will be deducted from the refund or redemption proceeds at the time of distribution or redemption and the remaining balance will be remitted to the Depositor in the case of distribution, or will be reinvested in accordance with the Depositor's instructions.

  5. Reports and Notices.

  (a) The Custodian shall keep adequate records of transactions it is re-quired to perform hereunder. No later than sixty (60) days after the close of each calendar year, or after the Custodian's resignation or removal pursuant to Article VIII, Paragraph 3, the Custodian shall render to Depositor a written report or reports reflecting the trans-actions effected by it during such period and the assets and liabili-ties of the Custodial Account at the close of the period.

  (b) All communications or notices required or permitted to be given herein shall be deemed to be given upon receipt by the Custodian at State Street Bank and Trust Company, P.O. Box 8510, Boston, Massachusetts 02266-8510, the Investment Company and Harris Associates Investment Trust, Two North LaSalle Street, Chicago, Illinois

      60602, or the Depositor at his most recent address shown in the Custo-dian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

  6. Designation of Beneficiary. The Depositor shall have the right, by writ-ten notice to the Custodian, to designate a beneficiary or beneficiaries, pri-mary and contingent, to receive any benefit to which such Depositor may be en-titled in the event of his death prior to the complete distribution of such benefit. In the event the Depositor has not designated any beneficiaries, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

  (a) Spouse of the Depositor;

  (b) If the spouse shall predecease the Depositor, then in equal shares to any children surviving the Depositor and to the descendents then liv-ing of a deceased child, by the right of representation, or

  (c) If the Depositor shall leave neither spouse nor descendents surviving, then to the personal representative of the Depositor's estate.

  7. Inalienability of Benefits. The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind of any attempt to cause such benefits to be so subjected shall not be recognized except to the extent as may be required by law.

  8. Rollover Contributions. The Custodian may receive rollover contributions as described in section 408(d)(3) or any other applicable provisions of the Code, and regulations promulgated thereunder.

  9. Conflict in Provisions. To the extent that any of the provisions of Arti-cle VIII shall conflict with the provisions of Articles IV, V or VII, the pro-visions of Article VIII shall prevail.

  10. Status of Depositors. Neither the Depositor nor any other person shall have any legal or equitable right against the Custodian or the Investment Com-pany except as provided herein. The Depositor agrees to indemnify and hold the Custodian harmless from and against any liability that the Custodian may incur in the administration of the Account unless arising from the Custodian's own negligence or misconduct.

  11. Loss of Exemption. If the Custodian receives notice that the Depositor's Account has lost its tax-exempt status under section 408 of the Code for any reason, including by reason of a transaction prohibited by section 4975 of the Code, the Custodian shall distribute to the Depositor the entire balance in the Account, in cash or in kind, in the sole discretion of the Custodian no later than 90 days after the date the Custodian receives such notice.

  12. Applicable State Law. This Custodial Account shall be construed, admin-istered and enforced according to the laws of the Commonwealth of Massachu-setts except to the extent Federal law supersedes Massachusetts law.

  13. Distributions to Surviving Spouse. If distributions from the Custodial Account are to be made to the Depositor's surviving spouse, or to a trust of which the Depositor's surviving spouse is the income beneficiary, the amount which the surviving spouse (or such trust) is entitled to receive in each year shall not be less than the income of the Custodial Account (or of the portion of the Custodial Account with respect to which the surviving spouse or such trust is the beneficiary) for such year, as determined under section 2056(b)(7) of the Code.

  14. Distribution of Assets. Distribution of the assets of the custodial ac-count shall be made at such time and in such form as Depositor (or the Benefi-ciary if Depositor is deceased) shall elect by written order to the Custodian. Neither Custodian nor any other party providing services to the custodial ac-count assumes any responsibility for the tax treatment of any distribution from the custodial account; such responsibility rests solely with the person ordering the distribution.

  Custodian assumes (and shall have) no responsibility to make any distribu-tion except upon written order of Depositor (or Beneficiary if Depositor is deceased) containing such information as the Custodian may reasonably request. Also, before making any distribution or honoring any assignment of the custo-dial account, Custodian shall be furnished with any and all applications, cer-tificate, tax waivers, signature guarantees and other documents (including proof of any legal representative's authority) deemed necessary or advisable by Custodian.

  15. Liability of the Custodian. The parties do not intend to confer any fi-duciary duties on Custodian or any other party providing services to the cus-todial account, and none shall be implied. Neither shall be liable (or assumes any responsibility) for the collection of contributions, the proper amount, time or deductibility of any contribution to the custodial account or the pro-priety of any contributions under this Agreement, or the purpose, time, amount (including any minimum distribution amounts) or propriety of any distribution hereunder, which matters are the responsibility of Depositor and Depositor's Beneficiary.

  Depositor shall always fully indemnify the Custodian and save them harmless from any and all liability whatsoever which may arise either (i) in connection with this agreement and the matters which it contemplates, except that which arises directly out of the Custodian's negligence or willful misconduct, or
(ii) with respect to making or failing to make any distribution, other than for failure to make distribution in accordance with an order therefore which is in full compliance with Article 4. The Custodian shall not be obligated or ex-pected to commence or defend any legal action or proceeding in connection with this agreement or such matters unless agreed upon by the Custodian and Deposi-tor, and unless fully indemnified for so doing to the Custodian's satisfaction.

  Custodian may conclusively rely upon and shall be protected in acting upon any written order from Depositor or Beneficiary, or any other notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed, and so long as it acts in good faith, in taking or omitting to take any other action in reliance thereon.

  In its discretion, the Custodian may appoint one or more contractors or serv-ice providers to carry out any of its functions and may compensate them from the custodial account for expenses attendant to those functions.

  16. Articles I through VII of this Agreement are in the form promulgated by the Internal Revenue Service. It is anticipated that if and when the Internal Revenue Service promulgates changes to Form 5305-A, the Investment Company will amend this agreement correspondingly.

         12/93                          [RECYCLE LOGO] printed on recycled paper

                       [LOGO OF OAKMARK FAMILY OF FUNDS]


         INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT SUPPLEMENT

New laws have made changes to the rules governing your IRA. These changes, which are effective January 1, 1997, are summarized below. Please keep this summary with your IRA disclosure statement (the pamphlet summarizing the rules governing your IRA).

     1. Married IRA Owners--New Contribution Limits

Under the old rules, for a married (filing jointly) couple with only one spouse earning compensation, each spouse could have an IRA, but the contributions to both IRAs for a year were limited to $2,250.

Under the new rules, if you are married (filing jointly) and each spouse establishes an IRA, each spouse may contribute up to $2,000 to his or her IRA for a year as long as the combined compensation of both spouses for the year (as shown on your joint income tax return) is at least $4,000. If the combined compensation of both spouses is less than $4,000, the higher compensated spouse's IRA contribution may be any amount up to that spouse's compensation, or $2,000 if less. The lower compensated spouse's IRA contribution may be any amount up to that spouse's compensation plus any amount by which the higher compensated spouse's compensation exceeds the higher compensated spouse's IRA contribution.

     2. IRA Withdrawals--New Penalty-Free Withdrawals

Most withdrawals from an IRA before age 59-1/2 are subject to a 10% penalty tax in addition to regular income taxes. In certain situations, withdrawals before age 59-1/2 are not subject to the 10% penalty. The new rules add two situations in which the penalty is not imposed.

First, withdrawals during a year are not subject to the 10% penalty tax to the extent that the withdrawals do not exceed the amount of your deductible medical expenses for the year. Generally speaking, medical expenses paid during a year are deductible if they are greater than 7-1/2% of your adjusted gross income for the year.

Second, withdrawals are not subject to the 10% penalty if they do not exceed the premiums you paid for health insurance coverage for yourself, your spouse and dependents. This exception is available only if you have been unemployed and received federal or state unemployment compensation for at least 12 weeks. Withdrawals during the year in which you received the unemployment compensation or during the following year are eligible for this exemption, but not any withdrawals after you have been reemployed for at least 60 days.

     3. IRA Withdrawals--Excess Withdrawal Penalty Waived

One new rule affects individuals with very large balances in their IRAs (and other tax-favored retirement plans). Under current tax rules, there is a 15% penalty tax on distributions to you during a year from all IRAs and other tax-favored retirement plans above a threshold amount. For 1997, the threshold will be $160,000 (it is indexed annually for cost-of-living changes).

Under one of the new laws, the 15% penalty tax described in the preceding paragraph will not apply to withdrawals from your IRA by you (or to distributions to you from other tax-favored retirement plans) during calendar years 1997, 1998 and 1999. However, a related 15% penalty tax on certain excess amounts remaining in your IRAs or retirement plan accounts upon your death continues to apply during these years. Consult your tax adviser to determine whether it would be advantageous for you to make withdrawals from your IRA (or receive distributions from other retirement plan accounts) during this three-year period.